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                                                                  Exhibit (e)(5)

(ING FUNDS LOGO)

January 1, 2005

Fiona A. Torres
Legal Products Analyst
Goldman Sachs Asset Management, L.P.
One New York Plaza
New York, NY 10003

Dear Ms. Torres:

     Pursuant to Section 6 of the Portfolio Management Agreement dated May 1, 2001, as amended, among ING Investors Trust, Directed Services, Inc. and Goldman Sachs Asset Management, L.P. (the "Agreement") we hereby modify the fees payable to the Portfolio Manager for ING Goldman Sachs Tollkeeper(SM) Portfolio (the "Portfolio") to include breakpoints, effective January 1, 2005.

     Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding breakpoints to the annual portfolio management fee for the Portfolio as indicated on AMENDED SCHEDULE B of the Agreement. The AMENDED SCHEDULE B, with the annual portfolio management fee indicated for the Portfolio, is attached hereto.

     Please signify your acceptance to the addition of breakpoints for the Portfolio by signing below where indicated.

                                        Very sincerely,


                                        ----------------------------------------
                                        Robert S. Naka
                                        Senior Vice President
                                        ING Investors Trust


ACCEPTED AND AGREED TO:
Goldman Sachs Asset Management, L.P.


By:
    ---------------------------------
Name:
      -------------------------------
Title:                               , Duly Authorized
       ------------------------------

7337 E. Doubletree Ranch Rd.        Tel: 480-477-3000        ING Investors Trust
Scottsdale, AZ 85258-2034           Fax: 480-477-2744
                                    www.ingfunds.com

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                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by Goldman Sachs Asset Management, L.P. to the following Series of ING Investors Trust, pursuant to the Portfolio Management Agreement dated May 1, 2001, as amended, the Manager will pay the Portfolio Manager a fee for each Series, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                                       FEES
------                                       ----
ING Goldman Sachs Tollkeeper(SM) Portfolio   0.55% on first $100 million
                                             0.50% on assets over $100 million